Exhibit 99.1

INSTRUMENT OF AMENDMENT
FOR THE
PIEDMONT NATURAL GAS COMPANY, INC. 401(k) PLAN
THIS INSTRUMENT OF AMENDMENT (this “Instrument”) is made and entered into as of the 15th day of December, 2014, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).
Statement of Purpose
The Company maintains the Piedmont Natural Gas Company, Inc. 401(k) Plan (the “Plan”). The Company desires to amend the Plan to add in-service withdrawals. In Section 9.01 of the Plan the Company has reserved the right to amend the Plan in whole or in part at any time.
NOW, THEREFORE, the Company does hereby declare that the Plan is amended to read as follows:
1.Effective as of January 1, 2015, a new Section 5.12 of the Plan is added to allow for certain in-service distributions and the remaining sections of Article V are renumbered accordingly:

“5.12    “Age 59½ Withdrawals. A Participant who has attained at least age 59½ may elect to receive a distribution of all or any portion of his Vested Account. Distributions made under this Section 5.12 shall be made in accordance with all applicable distribution provisions of Article V, including, without limitation, Sections 5.06 and 5.07.”

2.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.
PIEDMONT NATURAL GAS COMPANY, INC.

By: /s/ Kevin M. O’Hara
Name: Kevin M. O’Hara
Title: Sr VP CAO

“Company”